News Release

Pioneer Natural Resources Reports Fourth Quarter and Full Year 2021 Financial and Operating Results; Provides 2022 Outlook

Dallas, Texas, February 16, 2022 - Pioneer Natural Resources Company (NYSE:PXD) ("Pioneer" or "the Company") today reported financial and operating results for the quarter and year ended December 31, 2021. Pioneer reported fourth quarter net income attributable to common stockholders of $763 million, or $2.97 per diluted share. These results include the effects of noncash mark-to-market adjustments and certain other unusual items. Excluding these items, non-GAAP adjusted income for the fourth quarter was $1.2 billion, or $4.58 per diluted share. Cash flow from operating activities for the fourth quarter was $2.2 billion. For the full year 2021, the Company reported net income attributable to common stockholders of $2.1 billion, or $8.61 per diluted share. Cash flow from operating activities for the full year 2021 was $6.1 billion.

Highlights

•Delivered strong fourth quarter and full year 2021 free cash flow1 of $1.1 billion and $3.2 billion, respectively

•Repurchased $250 million of stock (1.4 million shares) during the fourth quarter of 2021; increased share repurchase program with a new $4 billion authorization, replacing the prior authorization

•Returned 101% of free cash flow1 to shareholders during the fourth quarter

•Declared quarterly base-plus-variable dividend of $3.78 per share (to be paid in March 2022), reflecting a greater than 25% increase to the base component

•Achieved a corporate return on capital employed2 of 17% during 2021

CEO Scott D. Sheffield stated, “Pioneer delivered a strong quarter with production in the upper half of guidance, contributing to our record annual free cash flow1 generation of $3.2 billion in 2021. This significant free cash flow supported the return of $1.9 billion in 2021 to shareholders through our base-plus-variable dividend program and opportunistic share repurchases.

Our deep Midland Basin inventory of high-return well locations, coupled with best-in-class margins and operating efficiencies, provides attractive corporate returns that generate durable cash distributions through commodity price cycles. The Company’s high-return asset base and low-cost structure, combined with our leading environmental, social and governance practices, continue to drive significant value for Pioneer shareholders.”

Financial Highlights

Pioneer maintains a strong balance sheet, with unrestricted cash on hand at the end of the fourth quarter of $3.8 billion and net debt of $3.1 billion. The Company had $5.8 billion of liquidity as of December 31, 2021, comprised of $3.8 billion of unrestricted cash and a $2.0 billion unsecured credit facility (undrawn as of December 31, 2021).

During the fourth quarter, the Company’s drilling, completion and facilities capital expenditures totaled $914 million, with total capital expenditures3, including water infrastructure, totaling $941 million. For the full year 2021, the Company's drilling, completion, and facilities capital expenditures totaled $3.3 billion, with total capital expenditures3, including water infrastructure, totaling $3.4 billion.

Cash flow from operating activities during the fourth quarter and full year 2021 was $2.2 billion and $6.1 billion, respectively, leading to free cash flow1 of $1.1 billion for the fourth quarter and $3.2 billion for the full year.

For the first quarter of 2022, the Board of Directors has declared a quarterly base-plus-variable dividend of $3.78 per share, comprised of a $0.78 base dividend and $3.00 variable dividend. This represents a greater than 25% increase to the base dividend and a total base-plus-variable dividend4 annualized yield of approximately 7% (based on the Company's closing stock price as of February 8, 2022).

In addition to a strong dividend payout, the Company continues to evaluate opportunistic share repurchases. During the fourth quarter of 2021, the Company repurchased $250 million of common stock at an average share price of $181. The Company's Board of Directors also authorized a new $4 billion common stock repurchase program. This new authorization replaces the existing $2 billion common stock repurchase program that had $841 million remaining under the program at the time of the new authorization. Pioneer believes this peer-leading return of capital strategy, which combines a strong base dividend, a substantial variable dividend and opportunistic share repurchases, creates significant value for shareholders.

Financial Results

For the fourth quarter of 2021, the average realized price for oil was $76.38 per barrel. The average realized price for natural gas liquids (NGLs) was $38.45 per barrel, and the average realized price for gas was $5.20 per thousand cubic feet. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $9.23 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $10.64 per BOE. Exploration and abandonment costs were $12 million. General and administrative (G&A) expense was $76 million. Interest expense was $40 million. The net cash flow impact related to purchases and sales of oil and gas, including firm transportation, was a loss of $55 million. Other expense was $26 million, or $21 million excluding unusual items5.

Operations Update

Pioneer continued to deliver strong operational efficiency gains that enabled the Company to place 534 horizontal wells on production for the full year of 2021. Pioneer's large, contiguous acreage position in the high-margin, high-return Midland Basin provides many opportunities that drive a capitally efficient program.

These include an increase in the development of 15,000 foot laterals, of which the Company expects to place approximately 50 of these wells on production in 2022. Additionally, Pioneer has invested in significant water infrastructure, constructing one of the largest water supply and distribution systems in the Midland Basin. This water infrastructure helps Pioneer to efficiently execute its large drilling program, while minimizing the use of freshwater by using non-potable reclaimed water from the cities of Midland and Odessa, and recycled produced water from Pioneer’s production operations.

Pioneer continues to utilize two simulfrac completion crews, driving completion efficiencies. The Company is evaluating the addition of a third simulfrac crew in the latter part of 2022.

Pioneer remains focused on minimizing emissions throughout the Company’s operations, further strengthening the Company’s sustainable practices and environmental stewardship.

2022 Outlook

The Company expects its 2022 total capital budget3 to range between $3.3 to $3.6 billion. Pioneer expects its capital program to be fully funded from forecasted 2022 cash flow6 of greater than $10.5 billion.

During 2022, the Company plans to operate an average of 22 to 24 horizontal drilling rigs in the Midland Basin, including a three-rig average program in the southern Midland Basin joint venture area. The 2022 capital program is expected to place 475 to 505 wells on production. Pioneer expects 2022 oil production of 350 to 365 thousand barrels of oil per day (MBOPD) and total production of 623 to 648 thousand barrels of oil equivalent per day (MBOEPD).

First Quarter 2022 Guidance

First quarter 2022 oil production is forecasted to average between 348 to 363 MBOPD and total production is expected to average between 620 to 645 MBOEPD. Production costs are expected to average $9.25 per BOE to $10.75 per BOE. DD&A expense is expected to average $10.50 per BOE to $12.00 per BOE. Total exploration and abandonment expense is forecasted to be $10 million to $20 million. G&A expense is expected to be $68 million to $78 million. Interest expense is expected to be $36 million to $41 million. Other expense is forecasted to be $15 million to $30 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $5 million. The cash flow impact related to purchases and sales of oil and gas, including firm transportation, is expected to be a loss of $25 million to $55 million, based on forward oil price estimates for the quarter. The Company’s effective income tax rate is expected to be between 22% to 27%, with cash taxes expected to be $10 million to $20 million, principally representing estimated state taxes.

Proved Reserves

The Company added proved reserves totaling 371 million barrels of oil equivalent (MMBOE) during 2021, excluding acquisitions and price revisions. These proved reserve additions equate to a drillbit reserve replacement ratio of 163% when compared to Pioneer's full-year 2021 production of 228 MMBOE, including field fuel. The drillbit finding and development (F&D) cost was $9.15 per BOE in 2021, with a drillbit proved developed F&D costs of $7.97 per BOE.

As of December 31, 2021, the Company's total proved reserves were estimated at 2,222 MMBOE, of which 88% are proved developed.

Environmental, Social & Governance (ESG)

Pioneer views sustainability as a multidisciplinary focus that balances economic growth, environmental stewardship and social responsibility. The Company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment.

For more details, see Pioneer’s 2021 Sustainability Report and 2021 Climate Risk Report at pxd.com/sustainability.

Earnings Conference Call

On Thursday, February 17, 2022, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter and full year ended December 31, 2021, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com
Select "Investors," then "Earnings & Webcasts" to listen to the discussion, view the presentation and see other related material.

Telephone: Dial (800) 289-0720 and enter confirmation code 2365669 five minutes before the call.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through March 18, 2022. Click here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices; product supply and demand; the impact of a widespread outbreak of an illness, such as the COVID-19 pandemic, on global and U.S. economic activity and oil and gas demand; competition; the ability to obtain drilling, environmental and other permits and the timing thereof; the effect of future regulatory or legislative actions on Pioneer or the industries in which it operates, including potential changes to tax laws; the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms; potential liability resulting from pending or future litigation; the costs and results of drilling and operating activities; the risk of new restrictions with respect to development activities, including potential changes to regulations resulting in limitations on the Company’s ability to dispose of produced water; availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities; access to and availability of transportation, processing, fractionation, refining, storage and export facilities; Pioneer's ability to replace reserves, implement its business plans or complete its development activities as scheduled; the Company's ability to achieve its emissions reductions, flaring and other ESG goals; access to and cost of capital; the financial strength of counterparties to Pioneer's credit facility, investment instruments and derivative contracts and purchasers of Pioneer's oil, NGL and gas production and downstream sales of purchased oil and gas; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying forecasts, including forecasts of production, operating cash flow, well costs, capital expenditures, rates of return, expenses, and cash flow from downstream purchases and sales of oil and gas, net of firm transportation commitments; ; tax rates; quality of technical data; environmental and weather risks, including the possible impacts of climate change on our operations and demand for our products; cybersecurity risks; the risks associated with the ownership and operation of the Company's water services business and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2020, Quarterly Reports on Form 10-Q filed thereafter and other filings with the United States Securities and Exchange Commission (SEC). In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

"Drillbit finding and development cost per BOE," or "drillbit F&D cost per BOE," means the summation of exploration and development costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to discoveries, extensions and revisions of previous estimates. Revisions of previous estimates exclude price revisions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.

"Drillbit reserve replacement" is the summation of annual proved reserves, on a BOE basis, attributable to discoveries, extensions and revisions of previous estimates divided by annual production of oil, NGLs and gas, on a BOE basis. Revisions of previous estimates exclude price revisions.

"Proved developed finding and development cost per BOE," or "proved developed F&D cost per BOE," means the summation of exploration and development costs incurred (excluding asset retirement obligations) divided by the summation of annual proved reserves, on a BOE basis, attributable to proved developed reserve additions, including (i) discoveries and extensions placed on production during 2021, (ii) transfers from proved undeveloped reserves at year-end 2020 and (iii) technical revisions of previous estimates for proved developed reserves during 2021. Revisions of previous estimates exclude price revisions.

Footnote 1: Free cash flow is a non-GAAP financial measure. As used by the Company, free cash flow is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, deferred obligations on the early settlement of commodity derivative contracts and cash acquisition transaction costs, less capital expenditures. See the supplemental schedules for a reconciliation of fourth quarter and full year 2021 free cash flow to the comparable GAAP number. Forecasted free cash flow numbers are non-GAAP financial measures. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Footnote 2: Return on capital employed (ROCE) is a non-GAAP financial measure. As used by the Company, ROCE is net income adjusted for tax-effected noncash mark-to-market (MTM) adjustments, unusual items and interest expense divided by the summation of average total equity (adjusted for tax-effected noncash MTM adjustments, unusual items and interest expense) and average net debt. See reconciliation to comparable GAAP number in supplemental schedules.

Footnote 3: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A, information technology and corporate facilities.

Footnote 4: Future dividends, whether base or variable, are authorized and determined by the Company's Board of Directors in its sole discretion. Decisions regarding the payment of dividends are subject to a number of considerations at the time, including without limitation the Company's liquidity and capital resources, the Company's results of operations and anticipated future results of operations, the level of cash reserves the Company maintains to fund future capital expenditures or other needs, and other factors the Board of Directors deems relevant. The Company can provide no assurance that dividends will be authorized or declared in the future or the amount of any future dividends. Any future variable dividends, if declared and paid, will by their nature fluctuate based on the Company’s free cash flow, which will depend on a number of factors beyond the Company’s control, including commodities prices.

Footnote 5: Excludes unusual expenses of (i) one-time costs associated with the Company's fourth quarter divestitures and (ii) costs associated with the integration of the Parsley and DoublePoint acquisitions.

Footnote 6: Forecasted cash flow numbers are non-GAAP financial measures. The 2022 estimated cash flow number represents forecasted cash flow (before working capital changes) based on strip pricing and utilizing the midpoint of production guidance. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Note: Estimates of future results, including cash flow and free cash flow, are based on the Company’s internal financial model prepared by management and used to assist in the management of its business. Pioneer’s financial models are not prepared with a view to public disclosure or compliance with GAAP, any guidelines of the SEC or any other body. The financial models reflect numerous assumptions, in addition to those noted in this news release, with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult, if not impossible to predict, and many are beyond Pioneer’s control. Accordingly, there can be no assurance that the assumptions made by management in preparing the financial models will prove accurate. It is expected that there will be differences between actual and estimated or modeled results, and actual results may be materially greater or less than those contained in the Company’s financial models.

Pioneer Natural Resources Company Contacts:
Investors
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821
Greg Wright - 972-969-1770
Chris Leypoldt - 972-969-5834

Media and Public Affairs
Tadd Owens - 972-969-5760

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$3,847	$1,442
Restricted cash	37	59
Accounts receivable, net	1,685	695
Inventories	369	224
Investment in affiliate	135	123
Short-term investment	58	—
Other	42	52
Total current assets	6,173	2,595
Oil and gas properties, using the successful efforts method of accounting	40,517	24,510
Accumulated depletion, depreciation and amortization	(12,335)	(10,071)
Total oil and gas properties, net	28,182	14,439
Other property and equipment, net	1,694	1,584
Operating lease right-of-use assets	348	197
Goodwill	243	261
Other assets	171	153
	$36,811	$19,229

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,559	$1,030
Interest payable	53	35
Income taxes payable	45	4
Current portion of long-term debt	244	140
Derivatives	538	234
Operating leases	121	100
Other	513	363
Total current liabilities	4,073	1,906
Long-term debt	6,688	3,160
Derivatives	25	66
Deferred income taxes	2,038	1,366
Operating leases	243	110
Other liabilities	907	1,052
Equity	22,837	11,569
	$36,811	$19,229

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues and other income:
Oil and gas	$3,716	$1,013	$11,503	$3,630
Sales of purchased commodities	1,860	1,003	6,367	3,394
Interest and other income (loss), net	(18)	78	23	(67)
Derivative loss, net	(159)	(240)	(2,183)	(281)
Gain (loss) on disposition of assets, net	(1,082)	2	(1,067)	9
	4,317	1,856	14,643	6,685
Costs and expenses:
Oil and gas production	377	175	1,267	682
Production and ad valorem taxes	206	60	651	242
Depletion, depreciation and amortization	672	396	2,498	1,639
Purchased commodities	1,915	1,035	6,560	3,633
Exploration and abandonments	12	12	51	47
General and administrative	76	64	292	244
Accretion of discount on asset retirement obligations	2	2	7	9
Interest	40	36	161	129
Other	26	48	410	321
	3,326	1,828	11,897	6,946
Income (loss) before income taxes	991	28	2,746	(261)
Income tax benefit (provision)	(228)	15	(628)	61
Net income (loss) attributable to common stockholders	$763	$43	$2,118	$(200)

Net income (loss) per share attributable to common stockholders:
Basic	$3.12	$0.26	$9.06	$(1.21)
Diluted	$2.97	$0.26	$8.61	$(1.21)

Weighted average shares outstanding:
Basic	244	165	233	165
Diluted	257	165	246	165

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$763	$43	$2,118	$(200)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	672	396	2,498	1,639
Exploration expenses	1	2	4	11
Deferred income taxes	212	(16)	583	(52)
Loss (gain) on disposition of assets, net	1,082	(2)	1,067	(9)
Loss on early extinguishment of debt, net	—	—	2	27
Accretion of discount on asset retirement obligations	2	2	7	9
Interest expense	3	13	10	34
Derivative-related activity	(1,087)	196	(451)	325
Amortization of stock-based compensation	19	18	106	72
Investment valuation adjustments	20	(55)	(1)	64
South Texas contingent consideration valuation adjustment	—	—	—	42
South Texas deficiency fee obligation, net	(10)	11	(10)	80
Other	48	33	163	128
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(6)	(62)	(607)	309
Inventories	(32)	(34)	(125)	(20)
Operating lease right-of-use assets	(29)	1	52	64
Other assets	(16)	2	(73)	(40)
Accounts payable	544	(15)	1,059	(179)
Interest payable	23	18	(53)	(19)
Income taxes payable	16	2	41	1
Operating leases	28	(2)	(55)	(95)
Other liabilities	(28)	(14)	(276)	(108)
Net cash provided by operating activities	2,225	537	6,059	2,083
Net cash provided by (used in) investing activities	2,166	(326)	(869)	(1,668)
Net cash provided by (used in) financing activities	(1,134)	(101)	(2,807)	381
Net increase in cash, cash equivalents and restricted cash	3,257	110	2,383	796
Cash, cash equivalents and restricted cash, beginning of period	627	1,391	1,501	705
Cash, cash equivalents and restricted cash, end of period	$3,884	$1,501	$3,884	$1,501

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Average Daily Sales Volume:
Oil (Bbls)	393,467	204,455	356,986	210,641
Natural gas liquids ("NGLs") (Bbls)	161,651	85,788	143,026	85,728
Gas (Mcf)	792,150	445,439	703,919	425,307
Total (BOE)	687,143	364,482	617,332	367,253

Average Price:
Oil per Bbl	$76.38	$40.94	$67.60	$37.24
NGLs per Bbl	$38.45	$18.51	$32.70	$15.62
Gas per Mcf	$5.20	$2.37	$3.85	$1.73
Total per BOE	$58.78	$30.22	$51.05	$27.01

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Margin Data ($ per BOE):
Average price	$58.78	$30.22	$51.05	$27.01
Production costs	(5.97)	(5.22)	(5.63)	(5.07)
Production and ad valorem taxes	(3.26)	(1.79)	(2.89)	(1.81)
	$49.55	$23.21	$42.53	$20.13

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
(in millions)

The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common stockholders, the Company's basic net income per share attributable to common stockholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) plus the after-tax interest expense associated with the Company's convertible senior notes that are assumed to be converted into shares (iv) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The Company's net income (loss) attributable to common stockholders is reconciled to basic and diluted net income (loss) attributable to common stockholders as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income (loss) attributable to common stockholders	$763	$43	$2,118	$(200)
Participating share-based earnings	(2)	—	(5)	—
Basic net income (loss) attributable to common stockholders	761	43	2,113	(200)
Adjustment to after-tax interest expense to reflect the dilutive impact attributable to convertible senior notes	1	—	6	—
Diluted net income (loss) attributable to common stockholders	$762	$43	$2,119	$(200)

Basic weighted average shares outstanding	244	165	233	165
Contingently issuable stock-based compensation	1	—	1	—
Convertible senior notes dilution	12	—	12	—
Diluted weighted average shares outstanding	257	165	246	165

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)
EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income (loss) and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income (loss) or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$763	$43	$2,118	$(200)
Depletion, depreciation and amortization	672	396	2,498	1,639
Exploration and abandonments	12	12	51	47
Accretion of discount on asset retirement obligations	2	2	7	9
Interest expense	40	36	161	129
Income tax provision (benefit)	228	(15)	628	(61)
Loss (gain) on disposition of assets, net	1,082	(2)	1,067	(9)
Loss on early extinguishment of debt, net	—	—	2	27
Derivative-related activity	(1,087)	196	(451)	325
Amortization of stock-based compensation	19	18	106	72
Investment valuation adjustments	20	(55)	(1)	64
South Texas contingent consideration valuation adjustment	—	—	—	42
South Texas deficiency fee obligation, net	(10)	11	(10)	80
Other	48	33	163	128
EBITDAX (a)	1,789	675	6,339	2,292
Cash interest expense	(37)	(23)	(151)	(95)
Current income tax (provision) benefit	(16)	(1)	(45)	9
Discretionary cash flow (b)	1,736	651	6,143	2,206
Cash exploration expense	(11)	(10)	(47)	(36)
Changes in operating assets and liabilities	500	(104)	(37)	(87)
Net cash provided by operating activities	$2,225	$537	$6,059	$2,083
______________________
(a)"EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; accretion of discount on asset retirement obligations; interest expense; income taxes; net (gain) loss on the disposition of assets; net loss on early extinguishment of debt; noncash derivative-related activity; amortization of stock-based compensation; noncash valuation adjustments on investment in affiliate, short-term investment, contingent consideration and deficiency fee obligations; noncash restructuring charges; and other noncash items.
(b)Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

Adjusted income attributable to common stockholders excluding noncash mark-to-market ("MTM") adjustments and unusual items are presented in this earnings release and reconciled to the Company's net income attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.
The Company's net income attributable to common stockholders as determined in accordance with GAAP is reconciled to income adjusted for noncash MTM adjustments, including (i) the Company's derivative positions and (ii) the Company's equity investments in ProPetro Holding Corp. ("ProPetro") and Laredo Petroleum, Inc. ("Laredo"), and unusual items is as follows:

		Three Months Ended December 31, 2021
	Ref	After-tax Amounts	Per Diluted Share
Net income attributable to common stockholders		$763	$2.97
Noncash MTM adjustments:
Derivative gain ($1.1 billion pretax)		(848)	(3.30)
Investment loss ($20 million pretax)		16	0.06
Adjusted loss excluding noncash MTM adjustments		(69)	(0.27)
Unusual items:
Loss on disposition of assets ($1.1 billion pretax)	(a)	847	3.29
Loss on early settlement of commodity derivative contracts ($508 million pretax)	(b)	396	1.54
Divestiture-related costs ($3 million pretax)	(c)	2	0.01
Acquisition transaction costs ($2 million pretax)	(d)	2	0.01
Adjusted income excluding noncash MTM adjustments and unusual items		$1,178	$4.58
_____________________

(a)	Represents the loss on the sale of the Company's assets in the Delaware Basin, partially offset by a gain on the sale of the Company's assets in Glasscock County.
(b)	Represents realized losses on early settlement of certain of the Company's 2022 commodity derivative contracts that resulted in cash payments of $180 million during the fourth quarter of 2021 and recognizing deferred obligations for the remaining $328 million, with payments to be made in 2022.
(c)	Represents one-time costs associated with the Company's fourth quarter of 2021 Delaware Basin and Glasscock County asset divestitures.
(d)	Represents costs associated with the integration of the Company's acquisition of Parsley and DoublePoint.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

		Twelve Months Ended December 31, 2021
		After-tax Amounts	Per Diluted Share
Net income attributable to common stockholders		$2,118	$8.61
Noncash MTM adjustments:
Derivative gain ($451 million pretax)		(352)	(1.43)
Investment gain ($1 million pretax)		(1)	—
Adjusted income excluding noncash MTM adjustments		1,765	7.18
Unusual items:
Loss on disposition of assets ($1.1 billion pretax)	(a)	841	3.41
Loss on early settlement of commodity derivative contracts ($508 million pretax)	(b)	396	1.61
Acquisition transaction costs ($251 million pretax)	(c)	196	0.80
Winter Storm Uri gas commitments ($80 million pretax)	(d)	62	0.25
Divestiture-related costs ($3 million pretax)	(e)	2	0.01
Loss on early extinguishment of debt ($2 million pretax)	(f)	1	—
Adjusted income excluding noncash MTM adjustments and unusual items		$3,263	$13.26
_____________________

(a)	Represents the loss on the sale of the Company's assets in the Delaware Basin, partially offset by gains on the sale of the Company's well services business and its assets in Glasscock County.
(b)	Represents realized losses on early settlement of certain of the Company's 2022 commodity derivative contracts that resulted in cash payments of $180 million during the fourth quarter of 2021 and recognizing deferred obligations for the remaining $328 million, with payments to be made in 2022.
(c)	Represents costs associated with the integration of the Company's acquisition of Parsley and DoublePoint.
(d)	Represents costs related to the Company's fulfillment of certain firm gas commitments during Winter Storm Uri in February 2021.
(e)	Represents one-time costs associated with the Company's fourth quarter of 2021 Delaware Basin and Glasscock County asset divestitures.
(f)	Represents a loss attributable to the early extinguishment of the Parsley senior notes as part of the acquisition refinancing plan, partially offset by a gain on early extinguishment of the DoublePoint senior notes.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions)

Return on Capital Employed ("ROCE") is a non-GAAP financial measure. As used by the Company, ROCE is net income adjusted for tax-effected noncash MTM adjustments, unusual items and interest expense divided by the summation of average total equity (adjusted for net noncash MTM adjustments, unusual items and interest expense) and average net debt. The Company believes ROCE is a good indicator of long-term performance, both absolute and relative to the Company's peers. ROCE is a measure of the profitability of the Company’s capital employed in its business compared with that of its peers.

Twelve Months Ended December 31, 2021
Net income	$2,118
After-tax noncash MTM adjustments:
Derivative gain, net	(352)
Investment gain, net	(1)
After-tax unusual items:
Loss on disposition of assets	841
Acquisition transaction costs	196
Loss on early settlement of commodity derivative contracts	396
Winter Storm Uri gas commitments	62
Divestiture-related costs	2
Loss on early extinguishment of debt	1
After-tax adjusted income excluding noncash MTM adjustments and unusual items	3,263
After-tax interest expense	126
ROCE earnings	$3,389

As of December 31, 2021
Average total equity (a)	$17,839
Average net debt (b)	2,472
Capital employed	$20,311

ROCE percentage	17%

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions)

(a)Average total equity is calculated as the average current year adjusted total equity and prior year total equity as follows:

	As of December 31,
	2021	2020
Total equity	$22,837	$11,569
Less: Net income	(2,118)
Plus: ROCE earnings	3,389
Adjusted total equity	$24,108

Average total equity	$17,839

(b) Average net debt is calculated as follows:

	As of December 31,
	2021	2020
Current portion of long-term debt	$244	$140
Long-term debt	6,688	3,160
Less:
Cash and cash equivalents	(3,847)	(1,442)
Net debt	$3,085	$1,858

Average net debt	$2,472

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions)

Free cash flow ("FCF") is a non-GAAP financial measure. As used by the Company, FCF is defined as net cash provided by operating activities, adjusted for deferred obligations on early settlement of commodity derivative contracts, changes in operating assets and liabilities and acquisition transaction costs (excluding stock-based compensation), less capital expenditures. The Company believes this non-GAAP measure is a financial indicator of the Company’s ability to internally fund acquisitions, debt maturities, dividends and share repurchases after capital expenditures.

	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2021
Net cash provided by operating activities	$2,225	$6,059
Deferred obligations on early settlement of commodity derivative contracts and changes in operating assets and liabilities	(172)	365
Acquisition transaction costs (excluding stock-based compensation)	2	218
Less: Capital expenditures (a)	(941)	(3,427)
Free cash flow	$1,114	$3,215
_____________________
(a)Capital expenditures are calculated as follows:

	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2021
Costs incurred	$931	$20,525
Less: Excluded items (a)	(17)	(17,177)
Plus: Other property, plant and equipment capital (b)	27	79
Capital expenditures	$941	$3,427
______________________

(a)
Comprised of proved and unproved acquisition costs, asset retirement obligations and geological and geophysical general and administrative costs for the three and twelve months ended December 31, 2021.

(b)	Includes other property, plant and equipment additions related to water infrastructure and vehicles.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of December 31, 2021
(Volumes are average daily amounts)

	2022
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Average daily oil production associated with derivatives (Bbl):
Midland/WTI basis swap contracts:
Volume (a)	26,000	26,000	26,000	26,000
Price differential	$0.50	$0.50	$0.50	$0.50
Average daily gas production associated with derivatives (MMBtu):
Dutch TTF swap contracts:
Volume	30,000	30,000	30,000	30,000
Price	$12.14	$7.80	$7.80	$7.80
WAHA swap contracts:
Volume	20,000	—	—	—
Price	$2.46	$—	$—	$—
NYMEX collar contracts:
Volume	7,000	—	—	—
Price:
Ceiling	$3.45	$—	$—	$—
Floor	$2.75	$—	$—	$—
WAHA/NYMEX basis swap contracts:
Volume (b)	7,000	—	—	—
Price differential	$(0.39)	$—	$—	$—
______________________
(a)The referenced basis swap contracts fix the basis differentials between the index price at which the Company sells a portion of its Midland Basin oil and the WTI index price.
(b)The referenced basis swap contracts fix the basis differential between the index price at which the Company sells a portion of its Permian Basin gas and the NYMEX index prices used in collar contracts.
The Company has also entered into derivative contracts for 3,000 Bbls per day of Brent basis swaps for January 2024 through December 2024 production. The basis swap contracts fix the basis differential between the WTI index price at which the Company sells a portion of its Midland Basin oil and the Brent index price at a weighted average of $4.33.
Marketing derivatives. The Company's marketing derivatives reflect two long-term marketing contracts that were entered in October 2019. Under the contract terms, beginning on January 1, 2021, the Company agreed to purchase and simultaneously sell 50 thousand barrels of oil per day at an oil terminal in Midland, Texas for a six-year term that ends on December 31, 2026. The price the Company pays to purchase the oil volumes under the purchase contract is based on a Midland WTI price and the price the Company receives for the oil volumes sold is a weighted average sales price that a non-affiliated counterparty receives for selling oil through a Gulf Coast storage and export facility at prices that are highly correlated with Brent oil prices during the same month of the purchase.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Derivative Gain (Loss), Net
(in millions)

	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2021
Noncash changes in fair value:
Oil derivative gain, net	$883	$575
Gas derivative gain (loss), net	192	(138)
Marketing derivative gain, net	12	14
Total noncash derivative gain, net	1,087	451

Net cash payments/deferred obligations on settled derivative instruments:
Oil derivative payments/deferred obligations, net (a)	(1,045)	(2,327)
Gas derivative payments/deferred obligations, net (b)	(194)	(268)
Marketing derivative payments, net	(7)	(39)
Total cash payments/deferred obligations on settled derivative instruments, net	(1,246)	(2,634)
Total derivative loss, net	$(159)	$(2,183)
_____________________
(a)Includes the effect of terminating certain of the Company's 2022 commodity derivative contracts for cash payments of $179 million and $192 million during the three and twelve months ended December 31, 2021, respectively. Deferred obligations include payments to be made in 2022 of $316 million.
(b)Includes the effect of terminating certain of the Company's 2022 commodity derivative contracts for cash payments of $1 million during both the three and twelve months ended December 31, 2021. Deferred obligations include payments to be made in 2022 of $12 million.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
PROVED RESERVES

Total Company
Oil (MBbls):
Balance as of December 31, 2020	568,784
Revisions of previous estimates	(65,884)
Purchases of minerals-in-place	478,468
Extensions and discoveries	230,458
Production	(130,300)
Sales of minerals-in-place	(113,898)
Balance as of December 31, 2021	967,628
Natural Gas Liquids (MBbls):
Balance as of December 31, 2020	379,187
Revisions of previous estimates	242
Purchases of minerals-in-place	239,605
Extensions and discoveries	136,716
Production	(52,204)
Sales of minerals-in-place	(33,566)
Balance as of December 31, 2021	669,980
Natural Gas (MMcf):
Balance as of December 31, 2020	1,940,100
Revisions of previous estimates	161,822
Purchases of minerals-in-place	1,132,169
Extensions and discoveries	688,637
Production (b)	(272,351)
Sales of minerals-in-place	(143,669)
Balance as of December 31, 2021	3,506,708
Equivalent Barrels (MBOE):
Balance as of December 31, 2020	1,271,321
Revisions of previous estimates (a)	(38,672)
Purchases of minerals-in-place	906,768
Extensions and discoveries (b)	481,947
Production (c)	(227,896)
Sales of minerals-in-place	(171,409)
Balance as of December 31, 2021	2,222,059
_____________________
(a)Revisions of previous estimates includes 72 MMBOEs of positive price revisions and 111 MMBOEs of negative technical revisions. Revisions of previous estimates attributable to proved undeveloped reserves includes 5 MMBOEs of positive price revisions and 27 MMBOEs of negative technical revisions.
(b)Extensions and discoveries includes 56 MMBOEs of transfers from proved undeveloped reserves to proved developed reserves and 30 MMBOEs of extensions and discoveries attributable to proved undeveloped reserves.
(c)Production includes 2.6 MMBOE related to field fuel.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
PROVED RESERVES (continued)

Twelve Months Ended December 31, 2021
(in millions)
Costs incurred for oil and gas producing activities:
Property acquisition costs:
Proved	$9,039
Unproved	8,090
17,129
Exploration costs	2,690
Development costs	706
Total costs incurred (a)	$20,525

Reserve replacement percentage (b)	592%

Drillbit reserve replacement percentage (c)	163%

Finding and development costs per BOE of proved reserves added (d)	$15.20

Drillbit finding and development costs per BOE of proved reserves added (e)	$9.15

Drillbit finding and development costs per BOE of proved developed reserves added (f)	$7.97

_____________________
(a)Costs incurred include $16 million and $33 million of additions to asset retirement obligations and geological and geophysical general and administrative expense, respectively.
(b)The summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and extensions and discoveries divided by annual production of oil, NGLs and gas, on a BOE basis.
(c)The summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates (excluding price revisions) and extensions and discoveries divided by annual production of oil, NGLs and gas, on a BOE basis.
(d)Total costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and extensions and discoveries. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.
(e)The summation of exploration and development costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates (excluding price revisions) and extensions and discoveries. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.
(f)The summation of exploration and development costs incurred, excluding asset retirement obligations additions, divided by the summation of annual proved developed reserves, on a BOE basis, attributable to revisions of previous estimates for proved developed reserves (excluding price revisions), extensions and discoveries placed on production during 2021 and 56 MMBOEs of transfers from proved undeveloped reserves at year-end 2020. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.